Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Shareholder of
    Kerzner International North America, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-88854 of Kerzner International Limited on Form F-3 of our report dated January 31, 2003, except with respect to the matter discussed in the eighth paragraph of Note 10 to those financial statements, as to which the date is February 7, 2003, relating to the consolidated financial statements and financial statement schedule (as it relates to 2002) of Kerzner International North America, Inc. (the “Company”) as of and for the year ended December 31, 2002 appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2002. Such report expresses an unqualified opinion and includes explanatory paragraphs concerning the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 28, 2003